UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
_________________________

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported)
February 25, 2010 (February 24, 2011)

ADEN SOLUTIONS INC.
 (Exact name of registrant as specified in its charter)

NEVADA
(State or other jurisdiction of incorporation)

000-53608
(Commission File No.)

70 Chapman Road
Toronto, Ontario
Canada M9P 1E7
(Address of principal executive offices and Zip Code)

1-888-536-ADEN
(Registrant's telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 5.02     DEPARTURE OF DIRECTORS OR CERTAIN OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF CERTAIN OFFICERS; COMPENSATION ARRANGEMENTS OF CERTAIN OFFICERS

    On February 24, 2011, Stephan Oberacher, age 45, was appointed as Chairman of the Board of directors and as our president, principal executive officer, treasurer, and principal financial officer.

    On the same date, Silvia Soltan resigned as our president, principal executive officer, treasurer, and principal financial officer. Ms. Soltan remains our Secretary and a member of our Board of directors.

Stephan Oberacher

    From 1989 - 2006, Stephan Oberacher created and lead Arc-en-ciel advertising agency in Munich, Germany. Arc-en-ciel was ranked among the top-100 Advertising Agency in Germany. It had 30 employees and was famous and well known for its strategic and creative work; even being awarded by the Art Directors Clubs in Germany and New York. Arc-en-ciel had international partnerships with NICE Network for International Communication Europe and BBDO Interone. The agency was sold in 2006.

    From 2004 - 2006, Mr. Oberacher also created GTM Good Time Music AG. Mr. Oberacher was the chief executive officer and oversaw fundraising efforts. The purpose of the company was to establish a German music label, however due to market developments the company was discontinued in 2006.

    In 2008, Stephan Oberacher created the GLOBAL INVESTORS MEETING. The world's most prestigious Finance-Fair for Private Banking. Its partners include Sotheby's International; with Speakers: Dr. Alan Greenspan and Jim Rogers and exhibitors from leading international banks. The Fair has recently been cancelled because of political reasons.

    From 2009 - to the present Mr. Oberacher has been a business consultant for international projects, advising companies in consumer products, solar energy plants and golf course projects.

SIGNATURES

    Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

    Dated this 25th day of February, 2011.

ADEN SOLUTIONS INC.
(Registrant)

BY:	STEPHAN OBERACHER
Stephan Oberacher, President, Principal Executive Officer, Treasurer, Principal Financial Officer, Principal Accounting Officer and a member of the Board of Directors.